Exhibit 10.2

EXECUTION VERSION

Sublease Agreement

dated

April 17, 2023

between

Flisom AG

Sublessor

and

Ascent Solar Technologies Inc.

Sublessee

and

Alex Michael Hadjimina

Master Lessor

This Sublease Agreement (this “Sublease”) is dated as of the date set forth on the front page of this Sublease and entered into between:

(1)	Flisom AG, Gewerbestrasse 16, 8155 Niederhasli, Switzerland, UID: CHE-112.438.042 (as “Sublessor”);

(2)	Ascent Solar Technologies Inc., 12300 Grant Street, Suite 160, 80241 Thornton CO, USA (as “Sublessee”); and

(3)	Alex Michael Hadjimina, Obere Stockrütistrasse 25, 8142 Uitikon, Switzerland (as “Master Lessor”)

(Sublessor and Sublessee hereinafter referred to as the “Parties” and each a “Party”).

concerning the sublease of certain parts of the premises leased by the Sublessor from Master Lessor at Gewerbestrasse 16, 8155 Niederhasli, Switzerland, pursuant to the terms of the Master Lease (as defined below), as further described in Section  1.

Recitals

A.	Master Lessor and Sublessor executed that certain lease agreement dated 10 March 2014 (as amended, modified and/or supplemented dated 23 January 2019 and 27 July 2019 respectively, the “Master Lease”) under which Sublessor is the lessee, with respect to the premises described therein with an address of Gewerbestrasse 16, 8155 Niederhasli, Switzerland (the “Premises”), a copy of which is attached hereto as Annex A. The Master Lease was terminated by the Sublessor and will therefore end on 30 November 2026 (the “End Date”).

B.	Pursuant that certain asset purchase agreement (the “Asset Purchase Agreement”) entered into by and between the Sublessee and Sublessor as of the Effective Date (as defined below), Sublessee will, among other things, purchase all of the equipment located at Subleased Premises (including any raw materials used in the operation thereof, replacement or spare parts therefor and any inventory used therefor or manufactured therewith) (the “Equipment”).

C.	Sublessor desires to sublease to Sublessee the Subleased Premises (as defined below), and Sublessee desires to sublease the Subleased Premises from Sublessor, in each case under and subject to the terms hereof and of the Master Lease.

Now, therefore, the Parties agree as follows.

1.	Subleased Premises; Common Use Area

1.1	Subleased Premises

a.	Sublessor hereby subleases to Sublessee, and Sublessee hereby subleases from Sublessor, upon the terms and conditions set forth herein, the entire leased premises by the Sublessor under the Master Lease, except for the following surfaces (such subleased portions, the “Subleased Premises”):

i.	all of the offices on the 2nd floor of the Premises, whose surfaces are evidenced in pink in the floor plan attached hereto as Annex 1 (the “Excluded Offices”); and

ii.	the staircase connecting all three floors of the Premises, the surface if which is evidenced in yellow and surrounded by a purple dashed line in the floor plan attached hereto as Annex 1.

b.	Notwithstanding the foregoing, Sublessor shall permit Sublessee to use any vacant or unused portion of the Excluded Offices upon the request of Sublessee (Sublessor’s consent to any such request not to be unreasonably withheld, conditioned or delayed), and such portion of the Excluded Offices so occupied by Sublessee shall be considered Subleased Premises for all purposes hereunder for the duration of Sublessee’s use of such portion of the Excluded Offices.

1.2	Common Use Area

In connection with its use of the Subleased Premises, Sublessee shall also have the non-exclusive right to use the staircase connecting all three floors of the Premises outside the Subleased Premises, as mentioned in Section 1.1.a. ii.

2.	Use of the Subleased Premises

Sublessee may use the Subleased Premises only for the purposes and to the extent permitted under the Master Lease.

3.	Fit-out and Condition of Subleased Premises

The Subleased Premises are handed over to and let by the Sublessee in the current fit-out status and as seen.

4.	Start of Sublease, Duration and Termination

4.1	Start of Sublease

The Sublease will start at the date of closing of the Asset Purchase Agreement (the “Effective Date”). At the Effective Date, the Sublessor will hand-over the keys to the Subleased Premises to the Sublessee.

4.2	Term of the Sublease

This Sublease is concluded for an indefinite duration, but in no event later than until the End Date or an earlier termination of the Master Lease.

Sublessee shall have the right to terminate the Sublease (a) from the date hereof until December 31, 2023, with a notice period of ninety (90) days, and (b) from and after January 1, 2024, with a notice period of six (6) months. Sublessor shall have the right to terminate the Sublease with a notice period of one (1) year.

The Sublessee shall also be under a direct obligation to the Master Lessee to vacate the Premises on a timely basis to the date of termination of the Master Lease.

5.	Rent

5.1	Rent

The monthly net rent for the Subleased Premises (the “Rent”) amounts to CHF 52,000 (excl. VAT).

The Rent is owed from the Effective Date and payable by the Sublessee prior to each month of the Term of the Sublease.

The Rent is payable by the Sublessee directly to the Master Lessor onto the following bank account:

Alex Hadjimina u/o Beatrice Hadjimina

Obere Stockrütistr. 25

CH-8142 Uitikon

IBAN CH170026726783218601J

Swift/BIC: UBSWCHZH80A

Bank Contact person: Mr Dario Aretano, Tel +41 44 236 19 82

The postal mail address of the Master Lessor is:

Alex Hadjimina

c/o Transparent Paper Ltd

Thurgauerstrasse 36/38

CH-8050 Zürich

VAT No. CHE-221.385.586 MWST

The Sublessor is relieved of its obligation to pay the rental payments due under the Master Lease to the Master Lessor in the amount of the Rent actually paid by the Sublessee to the Master Lessor.

5.2	Ancillary and Operating Costs

Subject to and in accordance with the terms of that certain Transition Services Agreement, entered into by Sublessor and Sublessee on or around the date hereof (the “TSA”), the Sublessee shall bear the ancillary and operating costs related to the use of the Premises, as laid out in the Master Lease. Such ancillary and operating costs are not included in the Rent and shall be paid upon notice from the Sublessor by the Sublessee to Sublessor onto a bank account designated by the Sublessor prior to the Effective Date in accordance with the TSA. Sublessee and Sublessor are jointly and severally liable for all ancillary and operating costs for the use of the Premises to the Master Lessor as set forth in the Master Lease during the term of this Sublease.

5.3	VAT

All payments owed under this Sublease for services that are subject to VAT shall be effected together with the applicable statutory VAT rate. Master Lessor and Sublessor are VAT-registered in Switzerland and have, with respect to the Master Lease and this Sublease, opted for VAT. Sublessee confirms that the Subleased Premises is not exclusively used for private purposes and, subject to the terms of the TSA, agrees to pay VAT at the applicable rate in addition to the Rent.

The applicable VAT rate (currently being 7.7%) becomes due and payable on the Rent.

6.	Sublease subject to Maser Lease

Unless this Sublease provides explicitly otherwise, this Sublease is subject to the provisions of the Master Lease, and Sublessee’s use of the Subleased Premises shall always be in compliance with all relevant terms, covenants, and conditions of the Master Lease. The obligations of the Sublessor under the Master Lease shall remain unchanged unless explicitly stated otherwise in this Sublease.

The desconstruction obligation / obligations to remediate the space at lease-end pursuant to Section 7e) of the Master Lease shall exclusively remain with the Sublessor. The Sublessee shall not be obliged to repair the Subleased Premises after the removal of the Equipment, and shall not be obliged to perform any other repair work that is not necessary for the removal of the Equipment.

7.	Acceptance of Sublease and Release of Retained Items by Master Lessor

As of 12 April 2023, the Sublessor owes to the Master Lessor a total amount of CHF 264’762.50 (incl. VAT) for rental payments and an amount of CHF 8’639.50 (incl. VAT) for ancillary and operating costs accrued until 31 December 2022, thus a total of CHF 273’402.00 incl. VAT (the “Total Amount Due”). The Total Amount Due includes the open rental payments up to and including April 2023 and the ancillary and operating costs up to and including December 2022 due under the Master Lease, including the Payment as defined in the following paragraph. Conditional upon receipt of the Total Amount Due no later than 18 April 2023 (condition precedent), the Master Lessor herewith consents to this Sublease whereas the Parties agree that this consent shall be subject to the Payment (as defined below) being made on or before the date hereof. If the Payment is not timely made, the consent shall be deemed not given.

The Master Lessor further acknowledges and accepts that upon payment of the claims pursued by the debt enforcement no. 90419 of the debt collection office Niederhasli (the “Debt Enforcement”), including default interest and debt enforcement costs (the “Payment”), by or on behalf of Sublessor to the debt collection office Niederhasli, the debt underlying the Debt Enforcement shall be redeemed, the Debt Enforcement shall be cancelled ex officio and the retention claim on the items listed in the retention register no. 77 of the debt collection office Niederhasli dated 18 January 2023 (the “Retention Claim”) shall cease to apply ex officio. In the event that the Debt Enforcement is not cancelled and the Retention Claim does not cease to apply with the payment of the debt pursued by the Debt Enforcement, including default interest and collection costs, by or on behalf of Sublessor, the Master Lessor undertakes to immediately, definitely and irrevocably withdraw the Debt Enforcement and to execute any other documents necessary to cancel the Debt Enforcement and to procure that the Retention Claim ceases. In furtherance of the above, the Payment shall be made by or on behalf of Sublessor prior to or on the date hereof.

8.	Miscellaneous

8.1	Entire Agreement, Modifications and Amendments

This Sublease, together with all Annexes (including, but not limited to the Master Lease) fully expresses the entire understanding between the Parties with regard to the subject of this Sublease.

No modifications or amendments of this Sublease, including the change of this Section  8.1, shall be valid unless made in writing and signed by each of the Parties. Any agreement or representation not complying with this requirement is not valid.

8.2	Severability

If any provision of this Sublease is or becomes illegal, invalid or unenforceable in any jurisdiction, such illegality, invalidity or unenforceability shall not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other provision of this Sublease; or

(b)	the legality, validity or enforceability of that provision or of any other provision of this Sublease in any other jurisdiction.

The illegal, invalid or unenforceable provision(s) shall be replaced by a legal, valid, and enforceable substitute provision the effect of which is as close as possible to the intended effect of the illegal, invalid, or unenforceable provision.

8.3	Condition precedent

This Sublease is subject to the condition precedent that each of the Sublessor and Sublessee enter into the Asset Purchase Agreement regarding the sale and purchase of substantially all assets of the Sublessor.

8.4	Applicable law / Jurisdiction

This Sublease shall be governed by and construed in accordance with the laws of Switzerland.

Any dispute, controversy or claim arising out of or in relation to this Sublease shall exclusively be brought in front of the competent courts at the location of the Subleased Premises.

8.5	Counterparts

This Sublease may be executed in any number of counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute one and the same agreement.

8.6	Further Assurances

At the reasonable request of any party to this Sublease, the other parties shall execute and deliver any instruments, and do and perform any other acts and things as may be reasonably necessary or desirable to effect and evidence the transactions contemplated hereby and to maintain, defend and enforce this Sublease, including the execution, acknowledgment and recordation of any instruments and searching for and delivering documents.

8.7	Master Lease

The Sublessee confirms that it has received a copy of the Master Lease (including its amendments dated 23 January 2019 and 27 July 2019 respectively) as Annex A.

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Signature Page

Sublease Agreement

This Sublease has been entered into on the date stated at the beginning of this Sublease.

Sublessor

Flisom AG

/s/ Rahul Budhwar	/s/ Marc Kaelin
Name: Rahul Budhwar, CEO	Name: Marc Kaelin, deputy CEO

Sublessee

Ascent Solar Technologies Inc.

/s/ Jeffrey Max
Name: Jeffrey Max, CEO

Master Lessor

/s/ Alex Michael Hadjimina
Alex Michael Hadjimina